Exhibit 10.2

Execution Version

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”), dated as of November 18, 2021 (the “Effective Date”), is entered into by Spirit of Texas Bancshares, Inc. a Texas corporation (the “Company”), and Dean O. Bass (“Executive”).

WHEREAS, Executive is the Chief Executive Officer of the Company and its subsidiary bank, Spirit of Texas Bank, SSB (the “Bank”) and the Chairman of the Board of Directors of the Company (the “Board”), and has entered into an Employment Agreement with the Company, dated as of February 2, 2021 (the “Employment Agreement”); and

WHEREAS, the parties to this Agreement wish to memorialize herein certain restrictions that will be imposed upon Executive and certain benefits he will receive in the event of a Change in Control (as defined below).

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall expire on the second (2nd) anniversary of the Effective Date; provided, however, that if the Executive experiences an earlier Disqualifying Termination (as defined below), the Term will expire as of such Disqualifying Termination.

2. Restrictive Covenants.

2.1. Restricted Activities. Effective upon a Change in Control that occurs during the Term and for a period of three (3) years thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, either as an officer, director, employee, agent, adviser, consultant, principal or partner, in the Restricted Area (as defined below) engage in a Restricted Activity (as defined below). For purposes of clarity, if a Change in Control occurs during the Term, the Restricted Period will last for the time period set forth above, even if after the expiration of the Term, and the continuation of the Restricted Period shall not depend on Executive’s continued service after a Change in Control.

2.2. “Restricted Area” means the geographic area comprised of Bee, Bexar, Brazos, Cherokee, Comanche, Dallas, DeWitt, Fort Bend, Gregg, Harris, Henderson, Kaufman, Montgomery, Palo Pinto, Parker, Seguin, Tarrant and Travis Counties in Texas, and any additional county in which the Company has established a branch office.

2.3. “Restricted Activity” means taking any of the following actions:

(a) competing or engaging, anywhere in the Restricted Area, in a financial services business similar to that of the Group (as defined below);

(b) taking any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity (an “Entity”) engaging in a financial or depository institution, financial planning or investment advisory business similar to that of the Group anywhere within the Restricted Area; provided, however, that Executive shall be permitted to own, directly or indirectly, up to two percent (2%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Restricted Area;

(c) within the Restricted Area (i) entering into, or facilitating any other Entity to enter into, an agreement with any customer of the Group to provide goods and services of the same or similar type as the Group provides, (ii) accepting business from, or facilitating any other Entity to gain or accept such business from or with any customer of the Group, (iii) assisting a competitor of the Group in the sale to any customer of the Group of business of the same or similar type as the Group provides, or (iv) encouraging or facilitating any customer of the Group to purchase goods and services of the same or similar type as the Group provides from a competitor of the Group;

(d) within the Restricted Area, calling on, servicing or soliciting competing business from any customers of the Group if, within the twelve (12) months before the Change in Control, Executive had or made contact with the customer, or had access to information and files about the customer; or

(e) calling on, soliciting or inducing any employee of the Group that Executive had contact, knowledge of, or association with in the course of employment with the Company (including in connection with negotiating the Change in Control) to terminate employment from the Group, or assisting any other person or Entity in such activities.

2.4. Change in Control and Related Definitions.

(a) For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any merger, consolidation or other reorganization whereby the Company’s equity holders existing immediately prior to such merger, consolidation or reorganization do not, immediately after consummation of such merger, consolidation or reorganization, beneficially own (within the meaning of Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) more than fifty percent (50%) of the combined voting power of the surviving entity’s then outstanding voting securities; (ii) the Bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company; (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity in which the Company, any subsidiary of the Company, or the Company’s equity holders existing immediately prior to such sale, lease or exchange beneficially own less than fifty percent (50%) of the combined voting power of such acquiring entity’s then outstanding voting securities; (iv) the Company is dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or (vi) any change in the identity of directors constituting a majority of the Board within a twenty-four (24)-month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

(b) For purposes of this Agreement, “Group” means, collectively, the surviving entity in the Change in Control and its affiliates.

(c) For purposes of this Agreement, a “Disqualifying Termination” means any termination of Executive’s employment with the Company other than a termination by the Company without Cause (as defined in the Employment Agreement) that occurs at the request or direction of the acquirer in the Change in Control.

2.5. Executive’s Acknowledgments. Executive acknowledges and agrees that:

(a) Executive has been advised to, and given a reasonable opportunity to, consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement;

(b) Executive fully understands the terms and conditions contained herein;

(c) The restrictions and agreements applicable to Executive in this Agreement are reasonable in all respects and will not place an undue burden on Executive or Executive’s family; and

(d) Under this Agreement, Executive will receive significant and valuable consideration in connection with a Change in Control.

3. Transaction Bonus. As consideration for the restrictions contained in this Agreement, the Company agrees to pay to Executive a transaction bonus in the amount of $2 million (the “Transaction Bonus”), payable in a lump sum within ten (10) business days following the effective time of a Change in Control that occurs during the Term. The Transaction Bonus will be subject to applicable taxes and withholding.

4. Remedies.

4.1. Injunctive Relief. The Executive acknowledges that a breach by Executive of any of the covenants herein would cause irreparable injury to the Company and the Group, which could not be sufficiently remedied by monetary damages. As such, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company shall be entitled to obtain from any court having jurisdiction temporary, preliminary and permanent injunctive relief in order to enforce, or prevent any violations of, this Agreement (without any requirement to post a bond or other security). If a party brings suit to enforce this Agreement or defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

4.2. Repayment Obligation. In the event of a breach by Executive of this Agreement, Executive shall be required to repay, as promptly as practicable (but in all cases within thirty (30) calendar days) following notification by the Company, to the Company a pro-rated portion of the Transaction Bonus for the period of the Restricted Period remaining as of the first occurrence of such breach. This pro-rated Transaction Bonus amount shall equal the product of (a) the Transaction Bonus and (b) a fraction, the numerator of which shall equal the number of calendar days remaining in the Restricted Period as of the first occurrence of the breach and the denominator of which shall equal the total number of calendar days in the Restricted Period (1,095 absent a leap year).

4.3. Tolling. The Restricted Period shall be tolled during the pendency of any breach, in order to give the Company and the Group the full protection of the restrictive covenants in this Agreement.

4.4. Non-Exclusive Remedies. Each remedy hereunder and in each other agreement between the parties, or at law or in equity, are independent, cumulative and non-exclusive of each other.

5. Miscellaneous Provisions.

5.1. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by email, or otherwise delivered by hand or by messenger addressed:

(a) if to the Company:

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Allison S. Johnson, Chief Financial Officer

Email: ajohnson@sotb.com

(b) if to Executive, to the address set forth on Executive’s signature page hereto;

or to such other address or email address as any party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by confirmed electronic mail, on the next business day after such notice or communication is sent, (ii) if delivered by hand, messenger or courier service, when delivered, or (iii) if sent via mail, at the earlier of its receipt or three business days after having been sent by air mail or certified mail, return receipt requested, postage prepaid.

5.2. Severability and Blue Pencil. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision or sub-part in this Agreement. Executive acknowledges and agrees that the covenants in this Agreement are reasonable with respect to their duration, geographical area and scope. Nevertheless, if a court shall refuse to enforce one or more of the covenants because the duration is too long or the geographical area or scope is too broad, it is expressly agreed between the Company and Executive that the court making such determination shall be empowered to reduce the duration, geographical area and/or scope of the covenants to the minimum extent necessary to permit enforcement of such covenants.

5.3. Assignment; Binding Effect. This Agreement and all obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign this Agreement, in whole or part, to any of its successors or affiliates. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s representatives, executors, administrators, estate, heirs, successors and assigns, and the Company and its successors and assigns, including the Group.

5.4. Entire Agreement. This Agreement constitutes the sole agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement shall not amend, modify or supersede, in whole or in part, the Employment Agreement, including Section 9 thereof, and the obligations of the parties hereunder shall be in addition to, and cumulative of, their obligations under the Employment Agreement. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement.

5.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regards to its conflicts of law principles that might refer construction to the laws of a different jurisdiction.

5.6. Amendments; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and the Company. Executive or the Company may waive, in writing, compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

5.7. Headings; Construction. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require. For purposes of this Agreement, an “affiliate” of an Entity shall include any Entity controlled by, controlling or under common control with such first mentioned Entity.

5.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or electronically shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have entered into this Restrictive Covenant Agreement on the date first written above.

EXECUTIVE

/s/ Dean O. Bass
Name:	Dean O. Bass
Address:	5845 Honea Egypt Rd.
Montgomery, TX 77316

SPIRIT OF TEXAS BANCSHARES, INC.

/s/ Allison S. Johnson
Name:	Allison S. Johnson
Title:	Chief Financial Officer

[Signature Page to Bass Restrictive Covenant Agreement]